Exhibit 99.1

Onconova Therapeutics Announces $16.5M Share Purchase Agreement with Lincoln Park Capital Fund

NEWTOWN, PA, October 8, 2015 — Onconova Therapeutics, Inc. (NASDAQ: ONTX), a clinical-stage biopharmaceutical company focused on discovering and developing novel products to treat cancer, today announced that the Company has entered into a share purchase agreement and a registration rights agreement (“Agreements”) with Lincoln Park Capital Fund, LLC (“LPC”).  Upon signing the Agreements, LPC made an initial purchase of 846,755 shares of the Company’s common stock for $1,500,000. Under the terms and subject to the conditions of the Agreements, the Company has the right to sell to, and LPC is obligated to purchase, up to an additional $15,000,000 in amounts of shares of the Company’s common stock, subject to certain limitations, from time to time, over the 36-month period commencing on the date that a registration statement, which the Company agreed to file with the Securities and Exchange Commission, is declared effective and a final prospectus is filed. In consideration for entering into the Agreements, Onconova has issued common shares to LPC as a commitment fee.

LPC cannot require any sales by the Company, but is obligated to make purchases from Onconova as the Company directs.  Onconova has the right to terminate the Agreements at any time, at no cost or penalty. LPC has covenanted not to cause or engage in any manner whatsoever, any direct or indirect short selling or hedging of the Company’s common stock.

The Company expects that any net proceeds received from this offering will be used to support the clinical development of rigosertib, as well as for general corporate purposes and working capital requirements.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any shares of common stock, nor shall there be any sale of shares of common stock in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Onconova Therapeutics, Inc.

Onconova Therapeutics is a Phase 3 clinical-stage biopharmaceutical company focused on discovering and developing novel products to treat cancer. Onconova’s clinical and pre-clinical stage drug development candidates are derived from its extensive chemical library and are designed to work against specific cellular pathways that are important in cancer cells, while causing minimal damage to normal cells. In addition to rigosertib, the Company’s most advanced product candidate, two other candidates are clinical stage, and several candidates are in pre-clinical stages.  For more information, please visit http://www.onconova.com.

About Lincoln Park Capital

Lincoln Park is an institutional investor headquartered in Chicago, Illinois. Lincoln Park’s experienced professionals manage a portfolio of investments in public and private entities. These investments are in a wide range of companies and industries emphasizing life sciences, energy and technology. Lincoln Park’s investments range from multi-year financial commitments to fund growth to special situation financings to long-term strategic capital offering companies certainty, flexibility and consistency. For more information, visit www.LincolnParkCapital.com.

Forward Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. These statements relate to future events or Onconova Therapeutics, Inc.’s future operations, clinical development of Onconova’s product candidates and presentation of data with respect thereto, regulatory approvals, expectations regarding the sufficiency of Onconova’s cash and other resources to fund operating expenses and capital expenditures, Onconova’s anticipated milestones and future expectations and plans and prospects. Although Onconova believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Onconova has attempted to identify forward-looking statements by terminology including “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey uncertainty of future events or outcomes. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including Onconova’s need for additional financing and current plans and future needs to scale back operations if adequate financing is not obtained, the success and timing of Onconova’s clinical trials and regulatory approval of protocols, and those discussed under the heading “Risk Factors” in Onconova’s most recent Annual Report on Form 10-K and quarterly reports on Form 10-Q.

Any forward-looking statements contained in this release speak only as of its date. Onconova undertakes no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

CONTACT: Onconova Therapeutics

Lee Harnatkiewicz, 267-759-3680

lharnatkiewicz@onconova.us